Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter 2019 Results

HAMILTON, Bermuda, April 30, 2019 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported first quarter 2019 operating revenue of $800 million, compared to operating revenue of $782 million in the fourth quarter of 2018. Net income from continuing operations attributable to Nabors common shareholders for the quarter was a loss of $122 million, or $0.36 per share, compared to a loss of $188 million, or $0.55 per share, in the prior quarter. Results for the fourth quarter of 2018 included net impairments and other charges of $52 million, or $0.15 per share after tax, and a separate non-cash income tax charge of $52 million, or $0.15 per share, related to the establishment of a reserve on our deferred tax asset in Canada.

Adjusted operating income for the Company was a narrowing loss of $13 million in the first quarter, compared to a loss of $25 million in the fourth quarter of 2018. First-quarter consolidated adjusted EBITDA was $197 million compared to $202 million in the previous quarter. An $11 million improvement in the U.S. market was offset by an $8 million reduction in International. Results in Latin America were affected by market-related and operational issues. These included the U.S. sanctions and turmoil in Venezuela, as well as an activity drop in Argentina driven by the recent reduction in regulated natural gas prices. In addition, the Canada rig count and margins fell as the normal seasonal peak was overwhelmed by the currently weak market. Finally, the two fewer calendar days in the first quarter translated into an unfavorable impact of $6 million in adjusted EBITDA for the global drilling and drilling solutions operations.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our U.S. Drilling segment continues to perform exceptionally well as illustrated by a 10% sequential increase in quarterly adjusted EBITDA on a 5% increase in revenue. This was principally due to improved pricing on a slightly higher rig count in our Lower 48 operations. Our current rig count in the Lower 48 stands at 115 rigs, four more than both our quarterly average and our exit rate for the first quarter. Dayrates for our high-specification rigs continue to exceed the mid-$20,000 level. We expect to see further improvement in this market throughout the year. During the quarter, our International segment hampered our consolidated results due to activity and operational issues in Latin America. We anticipate compensating for these unfavorable items during the second quarter with additional rigs and improved operational performance. Canada also faced headwinds as the current market weakness resulted in an atypical sequential reduction in what should be our peak seasonal quarter.”

Mr. Petrello continued, “During the quarter, we achieved several milestones in our various automation and integration initiatives that should bolster results going forward. Most notable among these was the securing of multiple commercial jobs for our Navigator™ and ROCKit® Pilot directional drilling automation systems. Today the majority of these installations are operated remotely with no directional drillers at the rig site. We also are seeing increasing adoption of our automated tubular running technologies and our rotary steerable system is delivering good results in customer field trials. Additionally, we installed and commissioned our first drill floor robot on a semisubmersible rig in the North Sea and signed a contract for our first complete robotic drill floor automation system. This system is planned for installation on a North Sea platform around the end of the year.”

Consolidated and Segment Results

The U.S. Drilling segment reported a 10% sequential increase in adjusted EBITDA, to $125 million. The increase is attributable to improved results in the Lower 48 and Alaska operations. The average rig count in the Lower 48 increased slightly, as contracted deployments of upgraded rigs offset a minor decline in the number of legacy rigs operating, while nearly all of the Company’s high-specification rigs remained under contract. The performance of these rigs, equipped with the Company’s proprietary Rigtelligence® software, is receiving strong customer recognition as evidenced by Nabors’ increasing share in the demanding unconventional market. This segment’s rig count currently stands at a cyclical high of 123, with 115 of those working in the Lower 48. The Company still expects the Lower 48 rig count to increase to approximately 120 by year-end, as the remaining contracted rig upgrades deploy.

International Drilling adjusted EBITDA decreased sequentially by 9%, to $86 million, primarily reflecting idled rigs and other operational issues in Latin America, mainly in Argentina and Venezuela. The two fewer calendar days in the first quarter accounted for $2.3 million of the sequential decrease. The quarterly average rig count increased by two to 90, primarily reflecting the full-quarter contribution from fourth-quarter rig deployments in Colombia and Saudi Arabia. The average margin per day decreased sequentially from approximately $13,500 to $12,600, reflecting costs associated with idled rigs, as well as the last of the pricing concessions granted on the rollover of a number of contracts in the Eastern Hemisphere.

Canada operations were adversely impacted by the industry-wide weak rig count in what would usually be the seasonally strongest quarter. Adjusted EBITDA of $7.4 million was down from $9.5 million in the fourth quarter. Daily gross margin decreased sequentially to nearly $6,100. Although the quarterly average rig count declined sequentially from 18 to 16, Nabors has gained market share year over year.

In Drilling Solutions, adjusted EBITDA of $21.0 million was $2.0 million below the fourth quarter, with lower project-related revenue. The segment’s drilling performance software revenue continued to strengthen with increased penetration of its automation systems.

In the Rig Technologies segment, first quarter adjusted EBITDA loss of $2.3 million was approximately $1.0 million less than the fourth quarter. The results reflect improved positive results in Canrig, which were more than offset by costs related to the commercialization of the rotary steerable tool and higher expenses associated with the recently-signed contract for an integrated robotic drilling system.

Capital Expenditures and Liquidity

During the first quarter, net debt increased by $104 million in line with the Company’s expectations. This increase includes $81 million in semi-annual interest payments on senior unsecured notes. In addition, operations in the first quarter tend to consume more cash as various annual expenses are incurred at the beginning of the year, including property and other taxes as well as the payment of annual incentive bonuses to employees. These outflows accounted for approximately $50 million in the first quarter. Capital expenditures for the quarter were $146 million. The full year capital expenditures are anticipated to be front-loaded as most of the U.S. Lower 48 rig upgrades are planned for the first half of the year. Nabors expects to reduce capital expenditures for the second quarter to approximately $100 million.

William Restrepo, Nabors Chief Financial Officer, stated, “Cash flow consumption in the first quarter was near the top of the range of our internal expectations. The first quarter is normally burdened with significant beginning-of-year cash outlays, which will not repeat during the year. We remain committed to containing capital spending to approximately $400 million for the full year. We expect strong cash flow generation in the second quarter. Interest and dividend payments should decrease by approximately $100 million. In addition, our second quarter expectations are supported by the absence of the beginning-of-year cash outlays, the reduction in capex, improving operating results and a reduction in working capital. We maintain our net debt reduction target of $200 to $250 million during 2019.”

Mr. Petrello concluded, “We remain confident in our full-year targets for income, cash flow and a corresponding net debt reduction. In the U.S., our strategy of deploying high-specification intelligent rigs to the industry’s most demanding customers is paying off in both utilization and rates. The second quarter should continue to deliver higher margins on higher rig count in the Lower 48 as we continue to deploy contracted rig upgrades.  International adjusted EBITDA should return to the $90 million mark. In our remaining segments other than Canada, we also expect improved adjusted EBITDA in the second quarter. Notwithstanding the uncertainty during the first half of this year, we anticipate further progress throughout 2019 with an acceleration in the second half of this year.”

About Nabors

Nabors  (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash and cash equivalents and short-term investments. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2019	2018	2018

Revenues and other income:
Operating revenues	$799,640	$734,194	$782,080
Earnings (losses) from unconsolidated affiliates	(5)	2	—
Investment income (loss)	9,677	465	(5,458)
Total revenues and other income	809,312	734,661	776,622

Costs and other deductions:
Direct costs	520,957	475,403	510,402
General and administrative expenses	68,167	74,571	56,615
Research and engineering	13,520	15,806	13,444
Depreciation and amortization	210,391	213,448	226,643
Interest expense	52,352	61,386	53,731
Other, net	17,502	14,089	59,381
Total costs and other deductions	882,889	854,703	920,216

Income (loss) from continuing operations before income taxes	(73,577)	(120,042)	(143,594)
Income tax expense (benefit)	29,799	23,545	21,957

Income (loss) from continuing operations, net of tax	(103,376)	(143,587)	(165,551)
Income (loss) from discontinued operations, net of tax	(157)	(75)	(71)

Net income (loss)	(103,533)	(143,662)	(165,622)

Less: Net (income) loss attributable to noncontrolling interest	(14,176)	(539)	(17,796)
Net income (loss) attributable to Nabors	$(117,709)	$(144,201)	$(183,418)
Less: Preferred stock dividend	$(4,313)	$—	$(4,312)
Net income (loss) attributable to Nabors common shareholders	$(122,022)	$(144,201)	$(187,730)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(121,865)	$(144,126)	$(187,659)
Net income (loss) from discontinued operations	(157)	(75)	(71)
Net income (loss) attributable to Nabors common shareholders	$(122,022)	$(144,201)	$(187,730)

Earnings (losses) per share:
Basic from continuing operations	$(0.36)	$(0.46)	$(0.55)
Basic from discontinued operations	—	—	—
Total Basic	$(0.36)	$(0.46)	$(0.55)

Diluted from continuing operations	$(0.36)	$(0.46)	$(0.55)
Diluted from discontinued operations	—	—	—
Total Diluted	$(0.36)	$(0.46)	$(0.55)

Weighted-average number of common shares outstanding:
Basic	350,764	308,788	350,236
Diluted	350,764	308,788	350,236

Adjusted EBITDA	$196,996	$168,414	$201,619

Adjusted operating income (loss)	$(13,395)	$(45,034)	$(25,024)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$469,717	$481,802
Accounts receivable, net	743,528	756,320
Assets held for sale	12,330	12,250
Other current assets	330,328	343,191
Total current assets	1,555,903	1,593,563
Property, plant and equipment, net	5,399,514	5,467,870
Goodwill	184,104	183,914
Other long-term assets	634,163	608,597
Total assets	$7,773,684	$7,853,944

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$850	$561
Other current liabilities	723,961	831,516
Total current liabilities	724,811	832,077
Long-term debt	3,677,580	3,585,884
Other long-term liabilities	311,331	280,796
Total liabilities	4,713,722	4,698,757

Redeemable noncontrolling interest in subsidiary	409,923	404,861

Equity:
Shareholders’ equity	2,586,335	2,700,850
Noncontrolling interest	63,704	49,476
Total equity	2,650,039	2,750,326
Total liabilities and equity	$7,773,684	$7,853,944

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2019	2018	2018

Operating revenues:
U.S. Drilling	$320,209	$241,002	$303,834
Canada Drilling	25,315	31,887	29,026
International Drilling	337,256	368,845	345,082
Drilling Solutions	65,422	62,648	66,812
Rig Technologies (1)	71,753	64,669	61,357
Other reconciling items (2)	(20,315)	(34,857)	(24,031)
Total operating revenues	$799,640	$734,194	$782,080

Adjusted EBITDA: (3)
U.S. Drilling	$125,005	$73,067	$113,945
Canada Drilling	7,446	9,299	9,450
International Drilling	85,844	123,990	94,030
Drilling Solutions	21,046	14,728	23,025
Rig Technologies (1)	(2,296)	(8,684)	(1,274)
Other reconciling items (4)	(40,049)	(43,986)	(37,557)
Total adjusted EBITDA	$196,996	$168,414	$201,619

Adjusted operating income (loss): (5)
U.S. Drilling	$24,683	$(19,746)	$8,977
Canada Drilling	(59)	(592)	929
International Drilling	(5,637)	24,536	(481)
Drilling Solutions	12,855	8,721	11,853
Rig Technologies (1)	(5,148)	(12,976)	(5,212)
Other reconciling items (4)	(40,089)	(44,977)	(41,090)
Total adjusted operating income (loss)	$(13,395)	$(45,034)	$(25,024)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	120.9	111.8	117.3
Canada Drilling	16.3	21.1	18.3
International Drilling	89.7	94.6	88.0
Total average rigs working	226.9	227.5	223.6

(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions.

(3)

Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss) and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)

Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss) and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)

Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2019	2018	2018

Adjusted EBITDA	$196,996	$168,414	$201,619
Depreciation and amortization	(210,391)	(213,448)	(226,643)
Adjusted operating income (loss)	(13,395)	(45,034)	(25,024)

Earnings (losses) from unconsolidated affiliates	(5)	2	—
Investment income (loss)	9,677	465	(5,458)
Interest expense	(52,352)	(61,386)	(53,731)
Other, net	(17,502)	(14,089)	(59,381)
Income (loss) from continuing operations before income taxes	$(73,577)	$(120,042)	$(143,594)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	March 31,	December 31,
(In thousands)	2019	2018
	(Unaudited)

Current portion of debt	$850	$561
Long-term debt	3,677,580	3,585,884
Total Debt	3,678,430	3,586,445
Less: Cash and short-term investments	469,717	481,802
Net Debt	$3,208,713	$3,104,643